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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE - APRIL 2, 2002



                     NS GROUP ANNOUNCES NEW CREDIT FACILITY


(NEWPORT, KENTUCKY - April 2, 2002) NS Group announced today that it has entered into a new $50.0 million credit facility with CIT Group/Business Credit, Inc. The facility is based upon eligible inventory and receivables and carries interest rates that range from the prime rate plus 0.50% to prime plus 1.25% with respect to domestic rate loans, and interest rates on LIBOR rate loans that range from the LIBOR rate plus 2.00% to LIBOR plus 2.75%. Borrowings are subject to a minimum level of eligible inventory and receivables and there are no financial covenants under the facility. There are currently no borrowings under the facility.

Rene J. Robichaud, president and chief executive officer, commented, "We are pleased to have in place a new credit facility that provides a high degree of financial flexibility, enabling us to capitalize on growth opportunities and continue our efforts toward growing our company."

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

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This report contains forward-looking information with respect to the company's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company's filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.


CONTACT: LINDA A. PLEIMAN
         DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
         (859) 292-6809
         WWW.NSGROUPONLINE.COM